Exhibit 99.1

US Elemental, a U.S. Lithium Development Company, to List on NASDAQ Through Business Combination with Constellation Acquisition Corp. I

US Elemental will hold the McDermitt Lithium Project, one of the largest lithium resources in the United States, with approximately 21.5 million tonnes of lithium carbonate equivalent (LCE).

Focused on advancing domestic lithium supply to support growing U.S. demand for batteries, electrification and energy storage.

NASDAQ listing expected to expand access to U.S. institutional investors and development capital.

Transaction sponsored by Antarctica Capital, a global investment manager with over $10 billion of assets under management.

Existing HiTech Mineral’s owners and management will roll 100% of their interests into the combined company, which reflects their support for the combination, as well as confidence in the go-forward prospects for the combined entity.

Business combination implies a pro forma enterprise value of approximately $571M.

New York, New York, April 9, 2026 – HiTech Minerals Inc. (“HiTech Minerals”), a wholly owned subsidiary of Jindalee Lithium Limited (“Jindalee”) (ASX: JLL), a public company listed in Australia, and Constellation Acquisition Corp. I (“Constellation”) (OTCPK: CSTAF), a special purpose acquisition company sponsored by affiliates of Antarctica Capital, LLC (“Antarctica”), today announced that they have entered into a definitive business combination agreement that would result in the common stock of US Elemental Inc. (“US Elemental” or the “Company”), a newly formed U.S. lithium development company, expected to be publicly listed on Nasdaq under the ticker “ULIT.”

Upon closing, US Elemental will hold the U.S. lithium assets currently owned by HiTech Minerals. These assets include the McDermitt Lithium Project in Oregon (the “McDermitt Project”) and the Clayton North Project in Nevada.

The proposed transaction (the “Transaction”) is expected to position US Elemental to advance large-scale domestic lithium resources at a time of increasing demand for critical minerals within the United States.

COMPANY AND ANNOUNCEMENT HIGHLIGHTS

Large-Scale U.S. Lithium Resource

●	US Elemental will hold the McDermitt Project, which contains a mineral resource of approximately 21.5 million tonnes LCE and is expected to support a multi-decade project life of approximately 63 years, positioning it among the largest lithium deposits in the United States.

Compelling Project Economics

●	According to the McDermitt Project’s pre-feasibility study, McDermitt is expected to generate an estimated $3.2 billion NPV (8%) and 17.9% post-tax IRR, with planned production of approximately 47,500 tonnes per year of lithium carbonate during the first decade of operations.

Positioned Within the U.S. Critical Minerals Supply Chain

●	The McDermitt Project aligns with U.S. policy priorities to develop domestic sources of lithium and strengthen supply chains supporting electric vehicles, battery storage and advanced manufacturing.

Clear Pathway to U.S. Public Markets

●	The Transaction is expected to create a U.S.-listed lithium development company, expanding access to U.S. institutional investors and capital to support continued technical advancement and development of the company’s assets.

Majority Ownership by Jindalee

●	Jindalee Lithium is expected to roll over 100% of its equity interest in the U.S. assets and retain a majority ownership position in US Elemental following completion of the Transaction.

Transaction Value

●	The proposed business combination implies a pro forma enterprise value of approximately $571 million, with consideration payable to Jindalee primarily in shares of US Elemental.

MANAGEMENT COMMENTS

“Establishing US Elemental as a U.S.-listed company represents an important milestone in unlocking the value of our U.S. lithium assets,” commented Ian Rodger, Chief Executive Officer of Jindalee and incoming Chief Executive Officer of US Elemental.

“We believe the McDermitt Project is one of the largest lithium resources in the United States, and this Transaction is expected to position the Company  to access the capital and strategic partnerships needed to advance development. We believe a U.S. listing provides stronger alignment with investors, policy initiatives and industrial partners focused on building a secure domestic critical minerals supply chain,” Rodger concluded.

Chandra Patel, Chairman and Chief Executive Officer of Constellation and Managing Partner of Antarctica Capital, said:

“We believe US Elemental offers investors exposure to a significant U.S. lithium resource at an important time for the industry. Demand for battery materials continues to grow and there is increasing emphasis on developing domestic sources of supply. The McDermitt Project, combined with the team’s experience and the scale of the resource, creates a strong platform for long-term growth. In addition, we believe our track record as a constructive and value-added sponsor makes us compelling partners to enable the Company to successfully execute its public listing and become an industry leader.”

TRANSACTION OVERVIEW

The Transaction values US Elemental at an implied pro forma enterprise value of approximately $571 million. Under the terms of the agreement:

●	HiTech Minerals, which holds Jindalee’s U.S. projects, will become a wholly owned subsidiary of US Elemental.

●	Jindalee Lithium will roll over 100% of its equity interest in the U.S. assets and is expected to hold approximately 80% or more of US Elemental following the closing, subject to customary adjustments, including shareholder redemptions by Constellation and additional financing being raised.

●	The transaction contemplates a capital raise of approximately $20-30 million, including a $4 million PIPE investment from affiliates of Antarctica Capital and additional potential third-party investors.

●	The combined Company is expected to have approximately $15 million of cash on the balance sheet at closing, after Transaction related expenses.

Cash sources are expected to include proceeds from Constellation’s trust account that is not redeemed and proceeds from any PIPE financing or other financing arrangements that may be pursued prior to closing. The boards of directors of both companies have approved the Transaction.

The transaction is expected to close in H2 2026, subject to regulatory and customary closing conditions, including approval by shareholders of Constellation and Jindalee and satisfaction of a minimum cash condition ($14 million net of certain transaction expenses).

Additional information about the Transaction, including a copy of the business combination agreement and the investor presentation, will be provided in a Current Report on Form 8-K to be filed by Constellation with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

STRATEGIC RATIONALE

US Elemental is being established to create a U.S.-focused platform dedicated to advancing domestic lithium resources. The Transaction is intended to position the Company closer to U.S. capital markets, strengthen alignment with national priorities around critical minerals supply and support the continued development of its projects, including the McDermitt and Clayton North assets.

By creating a U.S.-listed company, US Elemental is expected to broaden access to institutional investors and potential strategic partners while improving the Company’s ability to fund the next phase of technical work, feasibility studies and permitting. The structure also allows the Company to operate within the rapidly developing U.S. supply chain for battery materials and energy storage.

Key elements of the strategy include:

●	Establishing a U.S.-listed platform dedicated to advancing large-scale domestic lithium resources, including the McDermitt Project and Clayton North project

●	Expanding access to U.S. institutional investors and capital markets through a NASDAQ listing

●	Aligning the Company with U.S. initiatives aimed at strengthening domestic supply chains for critical minerals

●	Supporting continued project advancement, including drilling, technical studies, permitting and development activities

The McDermitt Project has been included in federal transparency initiatives supporting strategic mineral development in the United States. Following completion of the Transaction, US Elemental is expected to remain closely aligned with Jindalee, which is anticipated to retain a significant ownership position while the Company operates as an independent U.S.-listed entity focused on advancing its portfolio.

CONFERENCE CALL INFORMATION

US Elemental and Constellation will host a live investor webcast on April 16, 2026 at 10:00 AM Eastern Time to discuss the proposed business combination, anticipated Nasdaq listing and plans to develop the McDermitt Lithium Project. The webcast will include a Q&A session.

Investors may register in advance at the following link: Conference Zoom Link

ADVISORS

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is acting as capital markets advisor and placement agent in connection with the Transaction and associated PIPE financing.

Alliance Advisors, LLC has been engaged to provide investor relations and communications support in connection with the Transaction, including investor messaging, market engagement and announcement execution support.

Perkins Coie LLP are acting as US legal counsel to Jindalee. Piper Alderman are acting as Australian legal counsel to Jindalee. Kirkland & Ellis LLP are acting as US legal counsel to Constellation.

ABOUT US ELEMENTAL

US Elemental Inc. is a U.S. lithium development company focused on advancing large-scale domestic lithium resources. The Company’s portfolio includes the McDermitt Lithium Project in Oregon and the Clayton North Project in Nevada, which are positioned to support growing demand for battery materials and critical minerals in the United States.

ABOUT JINDALEE

Jindalee Lithium is an Australian company focused on developing the McDermitt Lithium Project, one of the largest lithium resources in the U.S. With 100% ownership and unencumbered offtake rights, Jindalee is strategically positioned to support America’s energy security and domestic supply of critical minerals. The Company recently completed a Pre-Feasibility Study (PFS) confirming McDermitt’s scale, long-life, and low-cost production potential, with strong engagement from US government agencies, including the Department of Energy.

ABOUT CONSTELLATION ACQUISITION CORP. I AND ANTARCTICA CAPITAL

Constellation Acquisition Corp. I (“CSTA”) is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination. CSTA is led by executives of Antarctica Capital, an international investment firm headquartered in New York with $10 billion of assets under management as of December 31, 2025. Antarctica Capital is dedicated to investments in public and private markets and the establishment of long-term capital vehicles to leverage this investment focus. For more information about CSTA, visit https://constellationacquisition.com. For more information about Antarctica Capital, visit https://antarcticacapital.com.

NO OFFER OR SOLICITATION

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in connection with the Transaction or any related transactions, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. This press release does not constitute either advice or a recommendation regarding any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Transaction, Constellation, Jindalee, the Company and HiTech Minerals (together, the “Contracting Parties”) are expected to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed with the SEC by the Company and Constellation, which will include preliminary and definitive proxy statements to be distributed to Constellation’s shareholders in connection with Constellation’s solicitation for proxies for the vote by Constellation’s shareholders in connection with the Transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities of the Company or Constellation in connection with the completion of the Transaction. After the Registration Statement has been filed and declared effective, Constellation will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date to be established for voting on the Transaction. Constellation’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto, and the definitive proxy statement/prospectus, in connection with Constellation’s solicitation of proxies for its extraordinary general meeting of shareholders to be held to approve, among other things, the Transaction, because these documents will contain important information about the Contracting Parties and the Transaction. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the Transaction and other documents filed with the SEC by Constellation and the Company, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Constellation Acquisition Corp I, 1290 Avenue of the Americas, New York, NY 10104.

This press release is not a substitute for the Registration Statement or for any other document that Constellation and/or the Company may file with the SEC in connection with the Transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

FORWARD LOOKING STATEMENTS

Certain statements included in this press release are not historical facts but are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to (1) statements regarding estimates and forecasts of financial, performance and operational metrics, projections of market opportunity, anticipated size of the lithium resources, expected support from Jindalee, expected NPV or post-tax IRR, and planned production per year; (2) references with respect to the anticipated benefits of the Transaction and the projected future financial and operational performance of the Company following the Transaction, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships and retain its management and key employees; (3) the sources and uses of cash of the Transaction; (4) the anticipated capitalization and enterprise value of the Company following the consummation of the Transaction; (5) statements regarding the Company’s operations following the Transaction; (6) the amount of redemption requests made by Constellation’s public shareholders; (7) current and future potential commercial relationships; (8) plans, intentions or future operations of the Company or HiTech Minerals, including relating to the finalization, completion of any studies, feasibility studies or other assessments or relating to attainment, retention or renewal of any assessments, permits, licenses or other governmental notices or approvals, or the commencement or continuation of any construction or operations of plants or facilities; (9) the ability of the Company or Constellation to issue equity or equity-linked securities in the future or raise additional capital in a PIPE financing; (10) the outcome of any legal proceedings that may be instituted against Contracting Parties; (11) changes to the proposed structure of the Transaction that may be required or appropriate as a result of applicable laws or regulations; (12) the ability to meet stock exchange listing standards following the Transaction; (13) the risk that the Transaction disrupts current plans and operations of the Constellation, the Company or HiTech Minerals; (14) the availability of federal, state or local government support, and risks related to extensive regulation, compliance obligations and rigorous enforcement by federal, state, and non-U.S. governmental authorities; and (15) expectations related to the terms and timing of the Transaction and the ability of the parties to successfully consummate the Transaction. These statements are based on various assumptions, whether or not identified in the press release, and on the current expectations of the Contracting Parties’ management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Contracting Parties. These forward-looking statements are subject to a number of risks and uncertainties, as set forth in the slide entitled “Risk Factors” in the investor presentation published on the date hereof and and those set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary” in Constellation’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”), and in those other documents that Constellation has filed, or that the Company and Constellation will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that none of the Contracting Parties presently know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward looking statements reflect relevant Contracting Parties’ expectations, plans or forecasts of future events and views as of the date of the press release. Each of the Contracting Parties anticipate that subsequent events and developments will cause those assessments to change. However, while the Contracting Parties may elect to update these forward-looking statements at some point in the future, each of the Contracting Parties specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing any of the Contracting Parties’ assessments as of any date subsequent to the date of the press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

PARTICIPANTS IN THE SOLICITATION

Constellation, Jindalee and the Company and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Constellation’s shareholders in connection with the Transaction. Investors and security holders may obtain more detailed information regarding Constellation’s directors and executive officers in Constellation’s filings with the SEC, including the Annual Report and the other documents filed by Constellation with the SEC from time to time. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Constellation’s shareholders in connection with the Transaction, including a description of their direct and indirect interests, which may, in some cases, be different than those of Constellation’s shareholders generally, will be set forth in the Registration Statement. Shareholders, potential investors and other interested persons should read the Registration Statement carefully when it becomes available before making any voting or investment decisions. Free copies of any documents described in the foregoing may be obtained as described under “Additional Information And Where To Find It.”

Contacts:

US Elemental:

Investors
Bryan Baritot
Alliance Advisors IR
USElementalIR@allianceadvisors.com

Media

Fatema Bhabrawla

fbhabrawala@allianceadvisors.com

Constellation:

Investors/Media
Pro-AntarcticaPR@prosek.com